Exhibit 99.1

Contacts:	Harold A. Hurwitz
Micro Therapeutics, Inc.
949/837-3700

Rob Whetstone/Robert Jaffe
PondelWilkinson Inc.
310/279-5963

MICRO THERAPEUTICS CONSOLIDATES MANUFACTURING CAPABILITIES

Irvine, Calif. – December 29, 2004 – Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX) today announced the consolidation of its global manufacturing operations into a single manufacturing location at its headquarters in Irvine, California, and the closure of its facility in Bochum, Germany effective December 30, 2004. The Irvine facility will now supply global demand for all MTI products, including its expanding line of embolic coils.

“This move is an important and necessary step in our efforts to achieve operating profitability,” said Thomas C. Wilder, MTI’s president and chief executive officer. “We anticipate that the consolidation of our operations to the Irvine facility will yield benefits in terms of manufacturing costs, overhead expense structure and customer service.”

As part of the consolidation, MTI has given notice of termination to approximately sixty employees in Germany. MTI anticipates that it will record total charges in the 2004 fourth quarter of between $2.5 and $3.5 million, which includes $1.8 to $2.5 million related to employee severance costs, contract terminations and project management, and non-cash charges of $700,000 to $1.0 million related to the impairment of assets that will not be transferred to Irvine.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disorders. The company’s primary focus is on catheter based technologies and products for the interventional neuroradiology market. Micro Therapeutics’ products include the Sapphire® and Sapphire NXT lines of embolic coils, the ONYX® liquid embolic system, and a broad line of micro catheters, guidewires, and occlusion balloons that are utilized in the treatment of cerebral vascular disorders.

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Micro Therapeutics, Inc.

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Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: expected margin improvement and operating expense reductions as a result of the closing of the Bochum facility, the accuracy of the company’s cost estimates in connection with the closing of the Bochum facility, product demand and market acceptance, the impact of competitive products and pricing, effectiveness and pace of current and future product development, success of clinical testing, the impact of intellectual property litigation and regulatory approval. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB, and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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